Exhibit 5.1

August 10, 2022

Treasure Global Inc
276 5th Avenue, Suite 704 #739

New York, NY 10001

RE: Registration Statement on Form S-1MEF

Gentlemen:

We have acted as counsel to Treasure Global Inc., a Delaware corporation (the “Company”) in connection with the 462(b) Registration Statement on Form S-1MEF filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 10, 2022 (as amended, the “462(b) Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering of up to 175,000 additional shares (the “Shares”) of the Company’s Common Stock, $0.00001 par value per share (the “Common Stock”), upon the closing of the public offering pursuant to which the 462(b) Registration Statement relates (together, the Shares and the shares of the Common Stock covered by the Over-allotment Option are referred to herein as the “Securities”). This opinion

The Securities are to be sold by the Company pursuant to definitive underwriting agreements approved by the Company’s Board of Directors, or a committee thereof, by and between the Company and EF Hutton division of Benchmark Investments, LLC (the “Underwriting Agreement”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and may be relied upon by all purchasers of the Securities in the offering described in the Prospectus (as defined below).

You have requested our opinion as to the matters set forth below in connection with the 462(b) Registration Statement. For purposes of rendering that opinion, we have examined: (i) the registration statement on Form S-1 of the Company relating to the Securities filed on April 19, 2022 with the Securities and Exchange Commission (“Commission”) under the Securities Act and Pre-Effective Amendment Nos. 1, 2, 3, and 4 thereto, including the information deemed to be a part of the registration statement pursuant to Rule 430A of the Rules and Regulations under the Securities Act (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”); (ii) the prospectus, dated August 10, 2022 (the “Prospectus”), which forms a part of and is included in the Registration Statement; (iii) the 462(b) Registration Statement; (iv) the form of Underwriting Agreement; (v) the Company’s current Certificate of Incorporation (as amended, the “Charter”) and Bylaws, each of which has been filed with the Commission as an exhibit to the Registration Statement; (vi) the records of the corporate actions of the Company relating to the 462(b) Registration Statement and the authorization for issuance and sale of the Securities, and matters in connection therewith; and (vii) the Company’s stock ledgers. We have reviewed such other matters and made such other inquiries as we have deemed necessary to render the opinions expressed herein. For the purposes of this opinion letter, we have assumed the genuineness of all signatures, that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, the conformity to the original or final versions of the documents submitted to us as copies or drafts, including, without limitation, the Charter and that all signatures on each such document are genuine. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties set forth in the Underwriting Agreement. In addition, we have assumed that the issuance of the Shares will not violate or conflict with any agreement or instrument binding on the Company.

In rendering our opinion below, we have also assumed that: (i) the Company will have sufficient authorized and unissued shares of Common Stock at the time of the initial closing of the public offering and at the time of the exercise of the Over-allotment Option; (ii) each Underwriting Agreement, as executed, constitutes a valid and binding agreement of each of the parties thereto (other than the Company), enforceable against the parties thereto in accordance with its terms; (iii) the issuance of the Securities will be duly noted in the Company’s stock ledger upon their issuance; (iv) the Company will receive consideration for the Securities offered and sold pursuant to the Underwriting Agreement at least equal to the par value of such share of the Common Stock and in the amount required by the Underwriting Agreement; and (v) the resolutions of the Board of Directors of the Company relating to the Underwriting Agreement, the 462(b) Registration Statement and the authorization for issuance and sale of the Securities, and matters in connection therewith, have not been revoked, rescinded or amended as of the date hereof and are in full force and effect. We have not verified any of those assumptions.

Our opinions set forth below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, the 462(b) Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the prospectus included in the 462(b) Registration Statement that is declared effective by the Commission (the “Prospectus”), required by applicable law have been delivered and filed as required by such laws, it is our opinion that:

1. The Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the 462(b) Registration Statement and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following additional assumptions:

(i) The 462(b) Registration Statement and any amendment thereto (including any post-effective amendment) has become effective under the Securities Act, and such effectiveness shall not have been terminated, suspended or rescinded; and

(ii) All Securities offered pursuant to the 462(b) Registration Statement will be issued and sold (a) in compliance with all applicable federal and state securities laws, rules and regulations and solely in the manner provided in the 462(b) Registration Statement and the Prospectus, and (b) only upon payment of the consideration fixed therefor in accordance with the Underwriting Agreement.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Carmel, Milazzo & Feil LLP
Carmel, Milazzo & Feil LLP